EX-99.1

Versartis Reports Fourth Quarter 2016 Financial Results

Menlo Park, Calif., February 21, 2017 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan, a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today announced financial results for the fourth quarter and full year ended December 31, 2016 and provided an update on its clinical development programs.

“As we enter a pivotal year for the Company, our achievements in 2016 have positioned us very well,” said Jay Shepard, Versartis’ Chief Executive Officer. “We now have compelling safety and efficacy data from up to three years of somavaratan dosing in pediatric patients, have established a strong alliance with Teijin for commercialization in Japan — one of the largest global markets for GHD — and reinforced our strong financial position which supports somavaratan development beyond near-term data and a planned BLA filing next year.”

“We are approaching a number of important milestones in 2017, the most significant of which is the top-line data from our pivotal Phase 3 VELOCITY trial in children with GHD, expected in September. Also during the year, we plan to evaluate pediatric patients switching from daily rhGH to somavaratan, complete enrollment in our Phase 3 pediatric trial in Japan, and initiate a Phase 3 trial in adults with GHD. We are excited about the potential catalysts taking place during the year and look forward to our five presentations scheduled for ENDO 2017 in just a few weeks.”

Corporate Highlights & Milestones

•

Presented data highlighting a favorable safety, efficacy and adherence profile for somavaratan following up to 30 months of dosing in the Phase 2a pediatric trial and VISTA long-term safety study during the key endocrinology conferences of 2016: ENDO 2016, the International Congress of Endocrinology, the European Society of Paediatric Endocrinology and the International Congress of the GRS & IGF Society.

•

Initiated the Phase 3 portion of the J14VR5 study in Japan following the review of the study's Phase 2 data by the Steering Committee, the Data Safety Monitoring Board, and the Pharmaceuticals and Medical Devices Agency

•	Completed VITAL Phase 2 trial in adults with GHD and determined a lower starting dose and a dosing schedule of twice-monthly for the planned Phase 3 trial
•

Entered strategic alliance with Teijin Limited in which Teijin will have an exclusive license to commercialize and further develop somavaratan in the Japanese market in exchange for a $40 million upfront payment, as well as the potential for up to $125 million in additional milestone payments and transfer pricing and a royalty calculated on net sales in Japan

•

Raised gross proceeds of $63.4 million through a follow-on offering of 5,176,545 shares at a price of $12.25, which includes shares issued pursuant to the underwriters' partial exercise of their over-allotment option

•	Strengthened executive management team with the recent promotion of Joshua T. Brumm to Chief Operating Officer and Paul Westberg to Chief Business Officer.
•	Five abstracts featuring data on somavaratan accepted for presentation at upcoming ENDO 2017 in April; two oral presentations and three poster presentations to include:
•	36-month data in pediatric GHD, showing consistent safety and efficacy profile through 3 years of treatment
•	Baseline characteristics of pediatric Phase 3 VELOCITY study population comparable to Phase 2
•	Additional results from the VITAL trial in adult GHD

Anticipated 2017 Milestones and Other Key Events

•	Initiate enrollment of somavaratan “switch” patients in 1H 2017
•	Report top-line data from the pediatric Phase 3 VELOCITY trial in September 2017
•	Complete enrollment of Phase 3 Japan trial in 2H 2017
•	Initiate VITAL Phase 3 trial in adult GHD patients by year end 2017

Fourth Quarter and Full Year 2016 Financial Results

For the fourth quarter ended December 31, 2016, Versartis reported a net loss of approximately $22.1 million, or $0.64 per share, basic and diluted, compared to a net loss for the fourth quarter ended December 31, 2015 of $20.1 million, or $0.69 per share, basic and diluted.

Total operating expenses for the quarter ended December 31, 2016 were $22.5 million compared to $20.2 million for the quarter ended December 31, 2015. Research and development (R&D) expenses for the quarter ended December 31, 2016 were $16.7 million, compared to 15.6 million for the quarter ended December 31, 2015. The increase in R&D expenses was primarily due to manufacturing costs to support our ongoing Phase 3 clinical trials for somavaratan, including the Phase 3 VELOCITY pediatric trial and the Phase 3 portion of the Phase 2/3 pediatric GHD trial in Japan.

General and administrative (G&A) expenses were $5.8 million for the quarter ended December 31, 2016, compared to $4.6 million for the quarter ended December 31, 2015. The increase in G&A expenses was primarily due to additional fees related to consulting and professional services to support our continued growth.

Total operating expenses for the year ended December 31, 2016 were $96.3 million compared to $82.5 million for the year ended December 31, 2015. R&D expenses for the year ended December 31, 2016 were $72.0 million, compared to $60.0 million for the year ended December 31, 2015. The increase in R&D expenses was primarily due to manufacturing and clinical costs related to the Company's Phase 2 and ongoing Phase 3 clinical trials, including the VITAL Phase 2 trial for adults, the VELOCITY global Phase 3 trial and the Phase 2/3 trial of somavaratan in pediatric patients in Japan. G&A expenses were $24.3 million for the year ended December 31, 2016, compared to $22.5 million for the year ended December 31, 2015. The increase in G&A expenses was primarily due to additional fees related to consulting and professional services to support our continued growth, including the work associated with our strategic alliance with Teijin, partially offset by a one-time non-recurring expense of $2.4 million associated with our CEO transition in May 2015.

Total operating expenses for the quarter ended December 31, 2016 include non-cash stock-based compensation expense of $2.9 million compared to $2.2 million of non-cash stock-based compensation expense for the quarter ended December 31, 2015. Total operating expenses for the year ended December 31, 2016 include non-cash stock-based compensation expense of $10.9 million, compared to $10.7 million of non-cash stock-based compensation expense for the year ended December 31, 2015, which includes a one-time non-recurring charge of $2.0 million associated with our CEO transition.

Cash, cash equivalents, and short-term investments were $201.2 million as of December 31, 2016.

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan, a novel, long-acting form of recombinant human growth hormone in late-stage clinical trials for the treatment of GHD in children and adults. Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. For more information on Versartis and Versartis sponsored clinical trials, visit www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new molecular entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the three months ended September 30, 2016, which are on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Versartis, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating expenses
Research and development	$16,731	$15,586	$71,984	$60,025
General and administrative	5,760	4,622	$24,336	22,483
Total operating expenses	22,491	20,208	96,320	82,508
Loss from operations	(22,491)	(20,208)	(96,320)	(82,508)
Interest income	160	51	514	218
Other income (expense), net	446	32	236	113
Net loss before provision for income taxes	(21,885)	(20,125)	(95,570)	(82,177)
Provision for income taxes	247	—	247	—
Net loss	$(22,132)	$(20,125)	$(95,817)	$(82,177)
Net loss per share- basic and diluted	$(0.64)	$(0.69)	$(3.11)	$(2.84)
Weighted-average common shares used to compute basic and diluted net loss per share	34,609	29,379	30,784	28,964

Versartis, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2016	2015

Assets:
Cash and cash equivalents	$201,153	$182,069
Other assets	4,417	3,258
Total assets	$205,570	$185,327
Liabilities and stockholders' equity:
Accounts payable and other current liabilities	$14,503	$8,827
Upfront payment from collaboration partner	40,000	-
Total liabilities	54,503	8,827
Total stockholders' equity	151,067	176,500
Total liabilities and stockholders’ equity	$205,570	$185,327

Contacts:

Corporate Communications:

Christine Labaree

Corporate Affairs

(650) 600-1697

clabaree@versartis.com

Investors:

David Burke

Director, Investor Relations

(650) 516-2703

dburke@versartis.com